UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2018

________________________
LKQ CORPORATION
(Exact name of registrant as specified in its charter)

________________________

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2018, LKQ European Holdings B.V. (the “Issuer”), a wholly-owned subsidiary of LKQ Corporation (the “Company,” “we,” or “our”) completed an offering of €1.0 billion aggregate principal amount of senior notes. The offering consisted of €750 million senior notes due 2026 (the "2026 notes") and €250 million senior notes due 2028 (the "2028 notes" and, together with the 2026 notes, the "notes") in a private placement conducted pursuant to Regulation S and Rule 144A under the Securities Act of 1933. The proceeds from the offering, together with borrowings under our senior secured credit facility, will be used to (i) finance a portion of the consideration payable for the pending Stahlgruber GmbH acquisition, (ii) for general corporate purposes and (iii) to pay related fees and expenses, including the refinancing of net financial debt. The notes are governed by the Indenture, dated as of April 9, 2018 (the “Indenture”), among the Issuer, the Company and certain of the Company’s subsidiaries (the “Guarantors”), the trustee, paying agent, transfer agent, and registrar.
The 2026 notes and 2028 notes bear interest at a rate of 3.625% and 4.125%, respectively, per year from the date of original issuance or from the most recent payment date on which interest has been paid or provided for. Interest on the notes is payable in arrears on April 1 and October 1 of each year, beginning on October 1, 2018. The notes are fully and unconditionally guaranteed by the Guarantors.
The notes and the guarantees are the Issuer’s and each Guarantor’s senior unsecured obligations and are subordinated to all of the Guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the notes are effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes to the extent of the assets of those subsidiaries. We have agreed to use commercially reasonable efforts to cause the notes to be listed and admitted to trading on the Global Exchange Market of the Irish Stock Exchange (now known as Euronext Dublin) as promptly as practicable after the issue date of the notes (and in any event prior to May 24, 2018, the 45th day following the issue date of the notes).
The notes will be redeemable, in whole or in part, at any time at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date plus a “make whole” premium. On or after April 1, 2021, we may redeem some or all of the 2026 notes at the applicable redemption prices set forth in the Indenture. On or after April 1, 2023, we may redeem some or all of the 2028 notes at the applicable redemption prices set forth in the Indenture. We also may redeem up to 35% of the 2026 notes and up to 35% of the 2028 notes before April 1, 2021 with the net cash proceeds from certain equity offerings. We may be required to make an offer to purchase the notes upon the sale of certain assets, subject to certain exceptions, and upon a change of control. In addition, in the event of certain developments affecting taxation or in certain other circumstances, we may redeem the notes in whole, but not in part, at any time at a redemption price of 100% of the principal amount thereof plus accrued but unpaid interest, if any, and certain additional amounts, if any, to the redemption date. Furthermore, the notes are subject to a special mandatory redemption in the event that on or prior to October 6, 2018, (a) the Stahlgruber acquisition is not consummated or (b) the purchase and sale agreement governing the Stahlgruber acquisition is terminated. The special mandatory redemption price will be equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance (or, if after the October 1, 2018 interest payment date, from October 1, 2018) up to, but excluding, the special mandatory redemption date.
The Indenture, which includes the form of the notes, is filed as Exhibit 4.1 to this report and incorporated herein by reference. The description of the Indenture and the notes in this report are summaries only, do not purport to be complete, and are qualified in their entirety by the terms of the Indenture and the notes, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
4.1	Indenture dated as of April 9, 2018 among LKQ European Holdings B.V., as Issuer, LKQ Corporation, certain subsidiaries of LKQ Corporation, the trustee, paying agent, transfer agent, and registrar.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 12, 2018

LKQ CORPORATION

By:	/s/ Varun Laroyia
Varun Laroyia
Executive Vice President and Chief Financial Officer